EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE MONTHS ENDED
MARCH 31, 2019

Willimantic, Connecticut — April 24, 2019. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $3.1 million, or $0.27 diluted earnings per share, for the quarter ended March 31, 2019 versus $2.0 million, or $0.17 diluted earnings per share, for the quarter ended March 31, 2018.

Excluding after-tax costs of $60,000 associated with the pending merger with Berkshire Hills Bancorp, Inc. ("Berkshire"), the Company would have reported net income of $3.2 million, or $0.27 diluted earnings per share, for the quarter ended March 31, 2019.(1) Following the approval of the merger by the Company's stockholders on April 2, 2019, the Company anticipates the merger with Berkshire to be completed in the second quarter of 2019, subject to customary closing conditions.

Net interest income increased $579,000 to $11.5 million for the quarter ended March 31, 2019, compared to $10.9 million for the quarter ended March 31, 2018, primarily as a result of increases in the average rate and balance of loans and other interest-earning assets and a reduction in the average balance of FHLB advances, partially offset by increases in the average rates paid on deposits and borrowings and a higher average balance of deposits. The increase in yields earned and rates paid reflects the rising interest rate environment.

The provision for loan losses decreased $207,000 for the first quarter of 2019 compared to the same period in 2018, primarily due to decreases in general reserve risk factors as well as reductions in net loan charge-offs. Net loan recoveries were $13,000 for the quarter ended March 31, 2019 compared to net loan charge-offs of $55,000 for the quarter ended March 31, 2018. At March 31, 2019, nonperforming loans were $8.5 million compared to $7.9 million at March 31, 2018, resulting primarily from increases in nonperforming residential real estate loans and multi-family and commercial real estate loans of $691,000 and $402,000, respectively.

Noninterest income increased $369,000 to $2.8 million for the quarter ended March 31, 2019 compared to the same period in the prior year, primarily due to fee income of $255,000 from interest rate swap agreements. Service fees increased $121,000 for the quarter ended March 31, 2019 compared to the same quarter in 2018 due to a higher volume of electronic banking transactions and an increase in service and overdraft fees. Although residential loan sale volume increased during the first quarter of 2019, income from mortgage banking activities decreased $17,000 compared to the same period in 2018 due to lower average gains on sales.

Noninterest expenses decreased $366,000 for the first quarter of 2019 compared to the same period in 2018, primarily due to a decrease of $189,000 in other noninterest expenses, which was in large part due to a reduction in the provision for credit losses and losses on electronic banking. Outside professional services decreased $127,000 for the quarter ended March 31, 2019 versus the same period in 2018 due primarily to a decline in legal expenses. Occupancy and equipment decreased $121,000 during the first quarter of 2019 compared to the same period in 2018 primarily due to lower building maintenance and equipment expense. Expenses from other real estate owned decreased $90,000 for the first quarter of 2019, compared to the same period in 2018 as a result of write-downs of existing foreclosed properties and the the sale of three foreclosed properties held by the Bank. Salaries and benefits increased $167,000 for the first quarter of 2019 versus the comparable period in 2018 primarily attributable to an increase in salaries, related compensation and benefits.

Total assets increased $41.3 million, or 2.5%, to $1.69 billion at March 31, 2019, principally due to increases of $32.8 million in cash and cash equivalents, $9.7 million in operating leases right-of-use assets and $3.7 million in net loans receivable, offset by a decrease of $4.7 million in available for sale securities. The increase of $9.7 million in operating leases right-of-use assets is due to the initial recognition and measurement of operating leases as a result of the adoption of new lease accounting guidance requiring the capitalization of lease assets and liabilities on the balance sheet related to leases with terms greater than twelve months. The higher balance of net loans receivable reflects increases of $28.1 million in multi-family and commercial real estate loans, offset by decreases of $19.9 million in commercial business loans and $5.2 million in residential mortgage loans. Originations of commercial real estate loans, residential mortgage loans and consumer loans decreased $21.3 million, $4.9 million and $3.0 million, respectively, during the first quarter of 2019 compared to the same period in 2018. The reduction in available for sale securities reflects maturities of mortgage-back securities.

Total liabilities increased $37.6 million, or 2.5%, to $1.52 billion at March 31, 2019. Deposits increased $29.0 million, or 2.2%, resulting from certificates of deposit growth of $38.1 million, partially offset by decreases of $8.2 million in NOW and money market accounts and savings accounts of $686,000. Although market competition continues to be intense, deposit growth remained strong because of competitively-priced deposit products and marketing initiatives. The increase in total liabilities includes operating lease liabilities of $9.8 million related to the adoption of the new lease accounting standard.

Total shareholders' equity increased $3.7 million from $172.1 million at December 31, 2018 to $175.8 million at March 31, 2019. The increase in shareholders' equity was attributable to net income of $3.1 million and a decrease in unrealized losses on securities included in other comprehensive income of $1.0 million, partially offset by dividends paid of $708,000. At March 31, 2019, the Bank’s regulatory capital exceeded the amounts required for the Bank to be considered “well-capitalized” under applicable regulatory capital guidelines.

“As we prepare for our merger with Berkshire Bank, we are very pleased with the improvement in core operating results as compared to the prior year. In particular, key metrics such as earnings per share, return on average assets and the efficiency ratio reflect management’s ongoing efforts to drive performance. Strong deposit growth has continued to fund loan demand and reduce the Bank’s use of borrowings while maintaining a consistent net interest margin," commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-three branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Non-GAAP Financial Measures
We believe that certain non-GAAP financial measures provide investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We, as well as securities analysts, investors and other interested parties, use these measures to compare peer company operating performance. We believe our presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

(1) The table below presents a reconciliation of net income and earnings per share to shareholders, excluding the tax-affected transaction costs related to the pending merger with Berkshire, for the quarter ended March 31, 2019.

(Dollars in Thousands, Except Per Share Data/Unaudited)
Net Income:
Net income - GAAP basis	$3,134
Merger-related transaction costs (after tax)	60
Net income - Non GAAP basis	$3,194

Earnings Per Share:
Diluted as reported - GAAP basis	$0.27
Merger-related transaction costs (after tax)	—
Diluted adjusted - Non-GAAP basis	$0.27

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	March 31,	December 31,
(In Thousands / Unaudited)	2019	2018

ASSETS
Noninterest-bearing cash and due from banks	$14,489	$17,433
Interest-bearing cash and cash equivalents	106,230	70,496
Securities	150,885	156,495
Loans held for sale	1,324	1,915
Loans receivable, net	1,316,229	1,312,565
Bank-owned life insurance	34,847	34,633
Premises and equipment, net	19,232	19,552
Operating leases right-of-use assets	9,704	—
Intangible assets	16,141	16,291
Deferred tax asset	6,649	6,921
Other real estate owned, net	222	720
Other assets	15,189	12,806
Total assets	$1,691,141	$1,649,827

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,317,009	$1,288,031
Borrowings	159,869	160,084
Operating lease liability	9,753	—
Other liabilities	28,717	29,584
Total liabilities	1,515,348	1,477,699

Shareholders' equity	175,793	172,128
Total liabilities and shareholders' equity	$1,691,141	$1,649,827

SELECTED OPERATING DATA:

	Three Months Ended
	March 31,
(In Thousands / Unaudited)	2019	2018

Interest and dividend income	$15,707	$13,754
Interest expense	4,203	2,829
Net interest income	11,504	10,925

Provision for loan losses	518	725
Net interest income after provision for loan losses	10,986	10,200

Noninterest income	2,763	2,394
Noninterest expenses	9,685	10,051
Income before income taxes	4,064	2,543

Income tax provision	930	537
Net income	$3,134	$2,006

SELECTED OPERATING DATA - Concluded:

	Three Months Ended
	March 31,
(Unaudited)	2019	2018

Earnings per share:
Basic	$0.27	$0.17
Diluted	$0.27	$0.17

Weighted average shares outstanding:
Basic	11,769,717	11,909,028
Diluted	11,803,069	11,995,298

SELECTED FINANCIAL RATIOS:

	At or For the
	Three Months Ended
	March 31,
(Dollars in Thousands, Except per Share Data / Unaudited)	2019	2018

Selected Performance Ratios: (1)
Return on average assets	0.77%	0.52%
Return on average equity	7.28	4.79
Interest rate spread	2.69	2.80
Net interest margin	3.00	3.00
Efficiency ratio (2)	67.88	75.46

Asset Quality Ratios:
Allowance for loan losses	$15,213	$13,004
Allowance for loan losses as a percent of total loans (3)	1.15%	1.02%
Allowance for loan losses as a percent of nonperforming loans	180.00	164.50
Nonperforming loans	$8,452	$7,905
Nonperforming loans as a percent of total loans (3)	0.64%	0.62%
Nonperforming assets (4)	$8,674	$8,979
Nonperforming assets as a percent of total assets	0.51%	0.56%

Per Share Data:
Book value per share	$14.58	$13.80
Less: Intangible assets per share(5)	(1.34)	(1.37)
Tangible book value per share (5)	13.24	12.43
Dividends declared per share	$0.06	$0.06

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income.
(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $16.1 million and $16.7 million at March 31, 2019 and 2018, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@savingsinstitute.bank
(860) 456-6514